CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-74802) and Forms S-8 (No. 33-80080, No. 33-81844, No. 333-03524, No. 333-40229, No. 333-87061, No. 333-67482)
of Hollywood Entertainment Corporation of our report dated February 19, 2002, except as to Note 25, which is as of March 18, 2002, relating to the financial statements, which appear in this Form 10-K.


PricewaterhouseCoopers LLP
Portland, Oregon
April 1, 2002